                            REDLANDS CENTENNIAL BANK
                         SALARY CONTINUATION AGREEMENT

     THIS AGREEMENT is made this 17 day of March, 1998, by and between REDLANDS CENTENNIAL BANK, a state commercial bank located at 218 East State Street, Redlands, CA (the "Company") and DOUGLAS C. SPENCER (the "Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                   AGREEMENT

     The Executive and the Company agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     1.1  DEFINITIONS.   Whenever used in this Agreement, the following words
     and phrases shall have the meanings specified:

           1.1.1  "CODE" means the Internal Revenue Code of 1986, as amended.

           1.1.2 "DISABILITY" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

           1.1.3 "EARLY TERMINATION" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

           1.1.4 "EARLY TERMINATION DATE" means the month, day and year in which Early Termination occurs.

           1.1.5 "INVOLUNTARY TERMINATION OF EMPLOYMENT" means the Executive, during active service and prior to attaining Normal Retirement Age, has been notified by the Company, in writing, that he is being terminated as an employee of the Company for reasons other than an approved leave of absence, Termination for Cause, Voluntary Termination or Disability.

           1.1.6  "NORMAL RETIREMENT AGE" means the Executive's 55th birthday.

           1.1.7 "NORMAL RETIREMENT DATE" means the later of the Normal Retirement Age or Termination of Employment.

           1.1.8 "PLAN YEAR" means a twelve-month period commencing on March 17 and ending on March 17 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

           1.1.9 "PROJECTED NORMAL RETIREMENT BENEFIT" means the Normal Retirement Benefit under Section 2.1 of this Agreement determined as if the Executive terminated his employment on his Normal Retirement Age.

           1.1.10 "TERMINATION FOR CAUSE" See Section 5.2.

           1.1.11 "TERMINATION OF EMPLOYMENT" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

           1.1.12 "VOLUNTARY TERMINATION OF EMPLOYMENT" means the Executive, during active service and prior to attaining Normal Retirement Age, notifies the Company, in writing, that he is terminating his employment for any reason except: (a) an approved leave of absence; (b) Disability; (c) Termination for Cause; or (d) Involuntary Termination.

           1.1.13 "CHANGE OF CONTROL" means on the date of (i) a merger, where the Bank is not the surviving corporation; (ii) a consolidation, where the Bank is not the surviving corporation; (iii) a transfer to another entity of all or substantially all of the assets of the Bank;
     (iv) an acquisition by a financial institution, company, individual or individuals acting as a group, of more than fifty percent (50%) of the then outstanding shares of the Bank are held by a person or group of persons (whether or not acting in concert) not the holder of more than fifty percent (50%) of the shares on the Commencement Date of this Agreement; or (v) during any period of twenty-four consecutive months, individuals who at the beginning of such period where members of the Board of Directors of the Bank (the "Incumbent Board") shall cease to constitute a majority of the Board of Directors of subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least seventy-five percent (75%) of all the directors compromising the Incumbent Board shall, for the purposes hereof, considered as though such a person were a member of the Incumbent Board.

           1.1.14 DISPUTE. If there is a dispute over the employment status of the Executive or Termination or any other aspect pertaining to this Agreement, the dispute will be arbitrated by a third party satisfactory to the Executive (or in case of death the beneficiary) and the Bank.

                                   ARTICLE 2
                               LIFETIME BENEFITS

     2.1 NORMAL RETIREMENT BENEFIT. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

           2.1.1 AMOUNT OF BENEFIT. The annual benefit under this Section 2.3 is $120,000 increased by 3% each year between the date of this Agreement and the Executive's Normal Retirement Date.

           2.1.2 PAYMENT OF BENEFIT. The Company shall pay the annual benefit to the Executive in 120 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date.

           2.1.3 BENEFIT INCREASES. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the benefit shall be increased by 3% each year.

     2.2 VOLUNTARY TERMINATION OF EMPLOYMENT BENEFIT. Upon Voluntary Termination of Employment for reasons other than Change of Control, the Company shall pay to the Executive the benefit described in this Section
     2.2. Termination for Cause shall result in the Executive receiving no benefits under this Agreement (see Section 5.2).

           2.2.1 AMOUNT OF BENEFIT. The benefit under this Section 2.2 is the Voluntary Termination of Employment Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date. This amount shall be the Accrued Benefit Liability.

          2.2.2 PAYMENT OF BENEFIT. The Company shall pay the Accrued Benefit Liability to the Executive in 120 equal monthly installments payable on the first day of each month commencing with the month following the Voluntary Termination.

     2.3 INVOLUNTARY TERMINATION OF EMPLOYMENT BENEFIT. Upon Involuntary Termination of Employment for reasons other than death or Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.3. Termination for Cause shall result in the Executive receiving no benefits under this Agreement (see Section 5.2).

          2.3.1 AMOUNT OF BENEFIT. The benefit under this Section 2.3 is the Involuntary Termination of Employment Annual Benefit amount set forth in Schedule B for the Plan Year ending immediately prior to the Early Termination Date. This amount shall be the Accrued Benefit Liability.

          2.3.2 PAYMENT OF BENEFIT. The Company shall pay the Accrued Benefit Liability to the Executive in 120 equal monthly installments payable on the first day of each month commencing with the month following the Involuntary Termination.

     2.4 DISABILITY BENEFIT. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

          2.4.1 AMOUNT OF BENEFIT. The benefit under this Section 2.4 is Projected Normal Retirement Benefit amount described in Section 2.1.1.

          2.4.2 PAYMENT OF BENEFIT. The Company shall pay the annual benefit amount to the Executive in 120 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Age.

          2.4.3 BENEFIT INCREASES. Benefit payments may be increased as provided in Section 2.1.3.

     2.5 CHANGE OF CONTROL BENEFIT. If the Executive is in the active service of the Company at the time of a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

          2.5.1  AMOUNT OF BENEFIT.  The annual benefit under this Section
     2.5 is the Normal Retirement Benefit amount described in 2.1.1.

          2.5.2 PAYMENT OF BENEFIT. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Change of Control and continuing for 119 additional months.

          2.5.3 BENEFIT INCREASES. Benefits payments may be increased as provided in Section 2.1.3.

                                  ARTICLE 3
                               DEATH BENEFITS

     3.1 DEATH DURING ACTIVE SERVICE. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

          3.1.1  AMOUNT OF BENEFIT.  The annual benefit under this Section
     3.1 is the Projected Normal Retirement Benefit amount.

          3.1.2 PAYMENT OF BENEFIT. The Company shall pay the annual benefit to the beneficiary in 120 equal monthly installments payable on the first day of each month commencing with the month following the Executive's death.

     3.2 DEATH DURING BENEFIT PERIOD. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     3.3 DEATH FOLLOWING TERMINATION OF EMPLOYMENT BUT BEFORE BENEFITS COMMENCE. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived, however, said benefit payments will commence upon the Executive's death.

                                  ARTICLE 4
                                BENEFICIARIES

     4.1 BENEFICIARY DESIGNATIONS. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

     4.2 FACILITY OF PAYMENT. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                  ARTICLE 5
                             GENERAL LIMITATIONS

     Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

     5.1 TERMINATION FOR CAUSE. If the Company terminates the Executive's employment for:

          5.1.1  Gross negligence or gross neglect of duties;

          5.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or

     5.2 SUICIDE OR MISSTATEMENT. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                  ARTICLE 3
                         CLAIMS AND REVIEW PROCEDURES

     6.1 CLAIMS PROCEDURE. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

     6.2 REVIEW PROCEDURE. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based.
     If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                  ARTICLE 7
                          AMENDMENTS AND TERMINATION

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

     7.1 Employment Agreement signed on February 26, 1998, but fulfills paragraph 4 and becomes Exhibit A to such agreement.

                                  ARTICLE 8
                                MISCELLANEOUS

     8.1 BINDING EFFECT. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     8.2 NO GUARANTEE OF EMPLOYMENT. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 NON-TRANSFERABILITY. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 DISABILITY POLICY. The Company shall purchase a disability-insurance policy on the Executive and keep the policy in force until the earlier of the Executive's Termination of Employment or the Executive's Normal Retirement Age. The amount of the policy shall be the maximum amount of coverage that the Company can obtain from a reputable insurance company.

     8.5 REORGANIZATION. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     8.6 TAX WITHHOLDING. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.7 APPLICABLE LAW. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

     8.8 UNFUNDED ARRANGEMENT. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.9 RECOVERY OF ESTATE TAXES. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

     8.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.11 ADMINISTRATION. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

           8.11.1  Interpreting the provisions of the Agreement;

           8.11.2 Establishing and revising the method of accounting for the Agreement;

           8.11.3  Maintaining a record of benefit payments; and

           8.11.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     8.12 DESIGNATED FIDUCIARY. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.


EXECUTIVE:                             COMPANY:
                                       REDLANDS CENTENNIAL BANK



/s/ Douglas C. Spencer                 By /s/ Patrick J. Meyer
-----------------------------------      -----------------------------------
Douglas C. Spencer                     Title CHAIRMAN OF THE BOARD
                                            --------------------------------

                            BENEFICIARY DESIGNATION

                            REDLANDS CENTENNIAL BANK
                         SALARY CONTINUATION AGREEMENT

                              DOUGLAS C. SPENCER

I designate the following as beneficiary of any death benefits under this Redlands Centennial Bank Salary Continuation Agreement:

Primary: Spencer Family Trust, under Trust Agreement
        ----------------------------------------------------------------------
         dated February 28, 1992
------------------------------------------------------------------------------
Contingent:
           -------------------------------------------------------------------

------------------------------------------------------------------------------

NOTE: TO NAME A TRUST AS BENEFICIARY, PLEASE PROVIDE THE NAME OF THE TRUSTEE(S) AND THE EXACT NAME AND DATE OF THE TRUST AGREEMENT.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.


Signature  /s/ Douglas C. Spencer
          -----------------------
          Douglas C. Spencer
Date      March 17, 1998
     ----------------------------


Accepted by the Company this 17th day of March, 1998.
                            ------      ------     --


By /s/ Patrick J. Meyer
   ------------------------------
       Patrick J. Meyer
Title  CHAIRMAN OF THE BOARD
     ----------------------------

                                  SCHEDULE A

                          INDIVIDUAL PLAN ACCOUNTING
                           SALARY CONTINUATION PLAN
                           REDLANDS CENTENNIAL BANK


Doug Spencer

----------------------------------------------------   ---------Annual--------
Birth date: 08/03/58    Current salary:      120,000   Years of benefit:   10
Retirement age:   55    1st Year benefit:    120,000   Benefit incr:     3.00%
Age/Ins. age:  39/40    Projected salary:    186,956   Discount rate:    8.50%
Years of accrual: 16    Proj 1st yr benefit: 186,956   Corp. tax rate:  43.00%
                                                       Non-Guar. COLA:   3.00%

-----------------------------------------------------------------------------------------------
                              Accrued                                                Cumulative
      Plan     Annual         Benefit    ---Pre-Tax Plan Expense---    Cumulative     After-Tax
Age   Year     Benefit       Liability      Annual     Cumulative      Tax Credit      Expense
-----------------------------------------------------------------------------------------------
39     1       120,000       24,775       24,775       24,775           10,653         14,122
40     2       123,600       52,574       27,799       52,574           22,607         29,967
41     3       127,308       83,800       31,226       83,800           36,034         47,766
42     4       131,127      118,916       35,116      118,916           51,134         67,782
43     5       135,061      158,461       39,545      158,461           68,138         90,323
44     6       139,113      203,066       44,605      203,066           87,318        115,748
45     7       143,286      253,474       50,408      253,474          108,994        144,480
46     8       147,585      310,572       57,098      310,572          133,546        177,026
47     9       152,012      375,430       64,859      375,430          161,435        213,995
48    10       156,573      449,370       73,940      449,370          193,229        256,141
49    11       161,270      534,058       84,689      534,058          229,645        304,413
50    12       166,108      631,684       97,625      631,684          271,624        360,060
51    13       171,091      745,279      113,596      745,279          320,470        424,809
52    14       176,224      879,456      134,177      879,456          378,166        501,290
53    15       181,511    1,042,508      163,051    1,042,508          448,278        594,229
54    16       186,956    1,256,570      214,063    1,256,570          540,325        716,245

55    17       186,956    1,173,225      103,611    1,360,182          584,878        775,303
56    18       192,565    1,114,989      134,328    1,494,510          642,639        851,871
57    19       198,342    1,043,696      127,049    1,621,559          697,270        924,288
58    20       204,292      957,586      118,182    1,739,740          748,088        991,652
59    21       210,421      854,680      107,514    1,847,255          794,320      1,052,935
60    22       216,733      732,753       94,807    1,942,061          835,086      1,106,975
61    23       223,235      589,306       79,789    2,021,850          869,396      1,152,455
62    24       229,932      421,532       62,158    2,084,009          896,124      1,187,885
63    25       236,830      226,277       41,575    2,125,584          914,001      1,211,583
64    26       243,935            0       17,658    2,143,242          921,594      1,221,648

                                                March 17, 1998

/s/ P.M.
/s/ D.C.S.

                          INDIVIDUAL PLAN ACCOUNTING
                           SALARY CONTINUATION PLAN
                           REDLANDS CENTENNIAL BANK
                               SCHEDULE "B"
Doug Spencer

----------------------------------------------------   ---------Annual--------
Birth date: 08/03/58    Current salary:      186,956   Years of benefit:   10
Retirement age:   50    Curr annl benefit:   186,956   Salary increase:  0.00%
Age/Ins. age:  43/44    Projected salary:    186,956   Discount rate:    8.50%
Years of accrual;  7    Proj annl benefit:   186,956   Corp. tax rate:  43.00%


-----------------------------------------------------------------------------------------------
                              Accrued                                                Cumulative
      Plan     Annual         Benefit    ---Pre-Tax Plan Expense---    Cumulative     After-Tax
Age   Year     Benefit       Liability      Annual     Cumulative      Tax Credit      Expense
-----------------------------------------------------------------------------------------------
40     1                    137,253      137,253      137,253           59,019         78,234
41     2                    286,637      149,385      286,637          123,254        163,383
42     3                    449,226      162,589      449,226          193,167        256,059
43     4                    626,186      176,960      626,186          269,260        356,926
44     5                    818,788      192,602      818,788          352,079        466,709
45     6                  1,028,415      209,626    1,028,416          442,218        886,196
46     7                  1,256,570      228,155    1,256,570          540,328        716,245

50     8       186,956                   103,611    1,360,181          584,878        776,303
51     9       186,956                    96,244    1,456,428          626,263        830,162
52    10       186,956                    88,226    1,544,651          664,200        880,451
53    11       186,956                    79,499    1,624,150          698,385        925,766
54    12       186,956                    70,001    1,694,151          728,486        965,666
55    13       186,956                    59,663    1,753,815          754,140        999,674
56    14       186,956                    48,412    1,802,226          774,957      1,027,269
57    15       186,956                    36,166    1,838,392          790,509      1,047,884
58    16       186,956                    22,837    1,861,229          800,329      1,060,901
59    17       186,956                     8,331    1,869,560          803,911      1,065,649

                                                March 17, 1998
/s/ P.M.
/s/ D.C.S.